Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact:	David G. Mee Executive Vice President, Finance/Administration and Chief Financial Officer (479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR BOTH THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2018

■ Fourth quarter 2018 Revenue:	$2.32 billion; up 16%
■ Fourth quarter 2018 Operating Income:	$123 million; down 16%
■ Fourth quarter 2018 EPS:	$0.81 vs. $3.48; down 77%

■ Full Year 2018 Revenue:	$8.61 billion; up 20%
■ Full Year 2018 Operating Income:	$681 million; up 9%
■ Full Year 2018 EPS:	$4.43 vs. $6.18; down 28%

LOWELL, Ark., January 17, 2019 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced fourth quarter 2018 net earnings of $88.7 million, or diluted earnings per share of $0.81 vs. fourth quarter 2017 net earnings of $385.3 million, or $3.48 per diluted share. Fourth quarter 2018 net earnings included pre-announced pretax charges of $134.0 million for contingent liabilities related to the ongoing arbitration with BNSF Railway Company. Fourth quarter 2017 net earnings included $38.9 million pre-tax charges for reserve increases on certain outstanding receivables and insurance claims as well as a $309.2 million decrease in income taxes as a result of the Tax Cuts and Jobs Act enacted during that quarter.

Total operating revenue for the current quarter was $2.32 billion, compared with $1.99 billion for the fourth quarter 2017. A 16% increase in revenue per load in Intermodal (JBI) contributed to a 15% increase in segment revenue. Dedicated Contract Services (DCS) segment revenue increased by 25%, primarily from the addition of new customer accounts and improved asset utilization. Integrated Capacity Solutions (ICS) segment revenue increased by 7% primarily from a 14% increase in load growth. Truck (JBT) segment revenue increased 21% primarily from customer rate per mile increases. Current quarter total operating revenue, excluding fuel surcharges, increased 15% vs. the comparable quarter 2017.

Operating income for the current quarter decreased to $122.7 million vs. $145.8 million for the fourth quarter 2017. The benefit from increased revenues was partly offset with cost increases in rail purchase transportation, inclusive of the $134.0 million contingent liability charge, increased driver wages, increased independent contractor rates per mile including outsourced intermodal dray, increased driver and independent contractor recruiting costs, and higher salary and wage expenses for non-driving personnel. Fourth quarter 2017 operating income included $38.9 million in charges for reserve increases on certain outstanding receivables and insurance claims.

Net earnings decreased to $88.7 million in the current quarter from $385.3 million in 2017, primarily due to the $309.2 million benefit from estimating the effect of the change in future tax rates on deferred tax balances at December 31, 2017. The fourth quarter effective tax rates for 2018 and 2017 were 20.47% and (175.65)%, respectively. The annual effective tax rates for 2018 and 2017 were 23.6% and (15.29)%, respectively.

Segment Information:

Intermodal (JBI)

■ Fourth quarter 2018 Segment Revenue:	$1.26 billion; up 15%
■ Fourth quarter 2018 Operating Income:	$32.4 million; down 65%

JBI total volumes declined 1% over the same period in 2017. Eastern network loads grew at 5% and transcontinental loads decreased 4% compared to the fourth quarter 2017. Revenue increased 15%, reflecting a 16% increase in revenue per load, the combination of freight mix, customer rate increases, and fuel surcharges, offset by the 1% decline in volume. Revenue per load excluding fuel surcharges increased approximately 15% compared to a year ago.

Operating income decreased 65% from the prior year. Benefits from customer rate increases were offset by the $134 million pre-announced charges for contingent liabilities related to the ongoing arbitration, increased costs to attract and retain drivers, higher third-party dray costs, and increased costs due to inefficiencies in the rail networks due to congestion and service delays. In fourth quarter 2017, JBI recorded $28.7 million in charges from reserve increases on certain receivables and insurance claims. The current period ended with approximately 94,900 units of trailing capacity and approximately 5,650 power units in the dray fleet.

Dedicated Contract Services (DCS)

■ Fourth quarter 2018 Segment Revenue:	$596 million; up 25%
■ Fourth quarter 2018 Operating Income:	$59.4 million; up 70%

DCS revenue increased 25% during the current quarter over the same period 2017. Productivity (revenue per truck per week) increased approximately 7% vs. 2017. Productivity excluding fuel surcharge revenue increased approximately 5% from a year ago primarily from customer rate increases, improved integration of assets between customer accounts, and increased customer supply chain fluidity. Included in the DCS revenue growth, Final Mile Services (FMS) recorded an increase in revenue of $17 million compared to fourth quarter 2017. A net additional 1,388 revenue producing trucks, 458 net additions sequentially from third quarter 2018, were in the fleet by the end of the quarter. Approximately 32% of these additions represent private fleet conversions and 5% represent FMS versus traditional dedicated capacity fleets. Customer retention rates remain above 98%.

Operating income increased by 70% from a year ago. The increase in productivity and additional trucks under contract was partially offset by increased costs expanding the FMS network, increased driver wages and increased driver recruiting costs including the length of time to fill open positions compared to the same period a year ago. Fourth quarter 2017 operating income included $7.6 million of charges for certain insurance and claims reserve increases.

Integrated Capacity Solutions (ICS)

● Fourth Quarter 2018 Segment Revenue:	$345 million; up 7%
● Fourth Quarter 2018 Operating Income:	$16.1 million; up 43%

ICS revenue increased 7% in the current quarter vs. the fourth quarter 2017. Volume increased 14% but revenue per load decreased 6.4%, mostly due to customer mix changes and decreased spot market activity, compared to the prior year. Contractual volumes represent approximately 71% of the total load volume and 53% of the total revenue in the current quarter compared to 66% and 46%, respectively, in fourth quarter 2017. Of the total reported ICS revenue, approximately $174 million was executed through the Marketplace for J.B. Hunt 360 compared to $151 million in third quarter 2018.

Operating income increased 43% over the same period in 2017. Gross profit margin increased to 16.9% in the current period from 14.1% last year primarily from customer rate increases on contractual volumes. The increase in gross profit margin was partially offset by higher personnel costs, increased insurance and claims costs, and higher technology spending as the Marketplace for J.B. Hunt 360 expands capacity and adds functionality. ICS recorded a $1.8 million charge for increased reserves on certain insurance claims in the fourth quarter 2017. ICS’s carrier base increased 29% and the employee count increased 20% from a year ago.

Truck (JBT)

■ Fourth quarter 2018 Segment Revenue:	$118 million; up 21%
■ Fourth quarter 2018 Operating Income:	$14.7 million; up 131%

JBT revenue increased 21% from the same period in 2017. Revenue excluding fuel surcharges increased approximately 21% compared to a year ago. Revenue per load increased 10% primarily from an 18% increase in rates per loaded mile offset by a 6% decrease in length of haul compared to fourth quarter 2017. Comparable contractual customer rates increased approximately 15% compared to the same period a year ago. At the end of the period, JBT operated 2,112 tractors compared to 2,032 a year ago.

Operating income increased 131% from fourth quarter 2017. Favorable changes from higher rates per loaded mile and lower equipment ownership costs were partially offset by higher driver wages and independent contractor costs per mile and higher driver and independent contractor recruiting costs compared to fourth quarter 2017. JBT recorded approximately $0.7 million of the charges for increased reserves on certain insurance claims in the fourth quarter 2017.

Cash Flow and Capitalization:

At December 31, 2018, we had total debt outstanding of $1.15 billion on various debt instruments compared to $1.09 billion at December 31, 2017 and $1.07 billion at September 30, 2018.

Our net capital expenditures for 2018 approximated $885 million vs. $511 million in 2017. At December 31, 2018, we had cash and cash equivalents of $7.6 million.

In the fourth quarter 2018, we purchased approximately 494,000 shares of our common stock for approximately $50 million. At December 31, 2018, we had approximately $371 million remaining under our share repurchase authorization. Actual shares outstanding at December 31, 2018 approximated 108.7 million.

Conference Call Information:

The company will hold a conference call today at 4:00-5:00 p.m. CST to discuss the quarterly earnings. The call-in number for participants is (866) 439-5964 and a replay of the call will be posted on its website here later this evening.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2017. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31
	2018		2017
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,033,674		$1,765,658
Fuel surcharge revenues	284,168		224,502
Total operating revenues	2,317,842	100.0%	1,990,160	100.0

Operating expenses
Rents and purchased transportation	1,271,097	54.8%	1,026,100	51.6%
Salaries, wages and employee benefits	515,271	22.2%	429,853	21.6%
Depreciation and amortization	114,086	4.9%	102,320	5.1%
Fuel and fuel taxes	117,613	5.1%	100,848	5.1%
Operating supplies and expenses	77,178	3.3%	67,154	3.4%
General and administrative expenses, net of asset dispositions	51,191	2.3%	51,279	2.6%
Insurance and claims	26,941	1.2%	46,649	2.3%
Operating taxes and licenses	14,055	0.6%	12,496	0.6%
Communication and utilities	7,670	0.3%	7,647	0.4%
Total operating expenses	2,195,102	94.7%	1,844,346	92.7%
Operating income	122,740	5.3%	145,814	7.3%
Net interest expense	11,235	0.5%	6,030	0.3%
Earnings before income taxes	111,505	4.8%	139,784	7.0%
Income taxes	22,824	1.0%	(245,524)	(12.4%)
Net earnings	$88,681	3.8%	$385,308	19.4%
Average diluted shares outstanding	109,940		110,737
Diluted earnings per share	$0.81		$3.48

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31
	2018		2017
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$7,557,648		$6,435,858
Fuel surcharge revenues	1,057,226		753,710
Total operating revenues	8,614,874	100.0%	7,189,568	100.0%

Operating expenses
Rents and purchased transportation	4,434,540	51.5%	3,650,806	50.8%
Salaries, wages and employee benefits	1,926,213	22.4%	1,608,378	22.4%
Depreciation and amortization	435,893	5.1%	383,518	5.3%
Fuel and fuel taxes	459,011	5.3%	347,573	4.8%
Operating supplies and expenses	303,529	3.5%	257,239	3.6%
General and administrative expenses, net of asset dispositions	163,270	1.8%	125,878	1.8%
Insurance and claims	129,406	1.5%	123,579	1.7%
Operating taxes and licenses	51,080	0.6%	44,825	0.6%
Communication and utilities	30,911	0.4%	23,983	0.3%
Total operating expenses	7,933,853	92.1%	6,565,779	91.3%
Operating income	681,021	7.9%	623,789	8.7%
Net interest expense	40,203	0.5%	28,550	0.4%
Earnings before income taxes	640,818	7.4%	595,239	8.3%
Income taxes	151,233	1.7%	(91,024)	(1.2%)
Net earnings	$489,585	5.7%	$686,263	9.5%
Average diluted shares outstanding	110,428		111,049
Diluted earnings per share	$4.43		$6.18

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended December 31
	2018		2017
		% Of		% Of
	Amount	Total	Amount	Total

Revenue
Intermodal	$1,263,469	54%	$1,097,671	55%
Dedicated	595,809	26%	476,660	24%
Integrated Capacity Solutions	345,400	15%	323,241	16%
Truck	117,707	5%	97,466	5%
Subtotal	2,322,385	100%	1,995,038	100%
Intersegment eliminations	(4,543)	(0%)	(4,878)	(0%)
Consolidated revenue	$2,317,842	100%	$1,990,160	100%

Operating income
Intermodal	$32,445	27%	$93,271	64%
Dedicated	59,416	48%	34,918	24%
Integrated Capacity Solutions	16,142	13%	11,277	8%
Truck	14,737	12%	6,380	4%
Other (1)	-	0%	(32)	(0%)
Operating income	$122,740	100%	$145,814	100%

	Twelve Months Ended December 31
	2018		2017
		% Of		% Of
	Amount	Total	Amount	Total
Revenue
Intermodal	$4,716,649	55%	$4,084,418	57%
Dedicated	2,163,155	25%	1,718,559	24%
Integrated Capacity Solutions	1,334,629	15%	1,024,576	14%
Truck	417,351	5%	378,361	5%
Subtotal	8,631,784	100%	7,205,914	100%
Intersegment eliminations	(16,910)	(0%)	(16,346)	(0%)
Consolidated revenue	$8,614,874	100%	$7,189,568	100%

Operating income
Intermodal	$400,999	59%	$407,376	65%
Dedicated	193,419	29%	171,113	27%
Integrated Capacity Solutions	50,167	7%	22,797	4%
Truck	36,568	5%	22,597	4%
Other (1)	(132)	(0%)	(94)	(0%)
Operating income	$681,021	100%	$623,789	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2018	2017

Intermodal

Loads	512,935	515,669
Average length of haul	1,660	1,684
Revenue per load	$2,463	$2,129
Average tractors during the period *	5,632	5,547

Tractors (end of period)
Company-owned	5,017	4,776
Independent contractor	633	764
Total tractors	5,650	5,540

Net change in trailing equipment during the period	1,750	1,305
Trailing equipment (end of period)	94,902	88,610
Average effective trailing equipment usage	91,785	87,522

Dedicated

Loads	808,043	686,475
Average length of haul	173	178
Revenue per truck per week**	$4,715	$4,426
Average trucks during the period***	9,914	8,571

Trucks (end of period)
Company-owned	9,652	8,124
Independent contractor	51	59
Customer-owned (Dedicated operated)	412	544
Total trucks	10,115	8,727

Trailing equipment (end of period)	26,710	25,811
Average effective trailing equipment usage	27,014	25,823

Integrated Capacity Solutions

Loads	317,512	277,911
Revenue per load	$1,088	$1,163
Gross profit margin	16.9%	14.1%
Employee count (end of period)	1,142	954
Approximate number of third-party carriers (end of period)	73,100	56,700

Truck

Loads	95,747	87,538
Average length of haul	405	432
Loaded miles (000)	38,828	37,852
Total miles (000)	47,555	45,206
Average nonpaid empty miles per load	91.3	84.0
Revenue per tractor per week**	$4,513	$3,782
Average tractors during the period *	2,108	2,085

Tractors (end of period)
Company-owned	1,139	1,291
Independent contractor	973	741
Total tractors	2,112	2,032

Trailers (end of period)	6,800	7,120
Average effective trailing equipment usage	6,532	6,771

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Twelve Months Ended December 31
	2018	2017

Intermodal

Loads	2,049,014	1,999,807
Average length of haul	1,648	1,681
Revenue per load	$2,302	$2,042
Average tractors during the period *	5,551	5,362

Tractors (end of period)
Company-owned	5,017	4,776
Independent contractor	633	764
Total tractors	5,650	5,540

Net change in trailing equipment during the period	6,262	4,016
Trailing equipment (end of period)	94,902	88,610
Average effective trailing equipment usage	88,739	82,969

Dedicated

Loads	2,981,344	2,575,245
Average length of haul	177	178
Revenue per truck per week**	$4,534	$4,226
Average trucks during the period***	9,264	7,946

Trucks (end of period)
Company-owned	9,652	8,124
Independent contractor	51	59
Customer-owned (Dedicated operated)	412	544
Total trucks	10,115	8,727

Trailing equipment (end of period)	26,710	25,811
Average effective trailing equipment usage	26,806	24,550

Integrated Capacity Solutions

Loads	1,234,632	992,834
Revenue per load	$1,081	$1,032
Gross profit margin	15.4%	13.3%
Employee count (end of period)	1,142	954
Approximate number of third-party carriers (end of period)	73,100	56,700

Truck

Loads	355,038	370,591
Average length of haul	427	435
Loaded miles (000)	151,322	160,932
Total miles (000)	181,718	192,433
Average nonpaid empty miles per load	85.5	85.1
Revenue per tractor per week**	$4,148	$3,556
Average tractors during the period*	1,990	2,098

Tractors (end of period)
Company-owned	1,139	1,291
Independent contractor	973	741
Total tractors	2,112	2,032

Trailers (end of period)	6,800	7,120
Average effective trailing equipment usage	6,513	7,066

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$7,600	$14,612
Accounts Receivable	1,051,698	920,767
Prepaid expenses and other	443,683	403,349
Total current assets	1,502,981	1,338,728
Property and equipment	5,329,243	4,670,464
Less accumulated depreciation	1,884,132	1,687,133
Net property and equipment	3,445,111	2,983,331
Other assets, net	143,555	143,290
	$5,091,647	$4,465,349

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$250,706	$-
Trade accounts payable	709,736	598,594
Claims accruals	275,139	251,980
Accrued payroll	80,922	42,382
Other accrued expenses	35,845	28,888
Total current liabilities	1,352,348	921,844

Long-term debt	898,398	1,085,649
Other long-term liabilities	96,056	76,661
Deferred income taxes	643,461	541,870
Stockholders' equity	2,101,384	1,839,325
	$5,091,647	$4,465,349

Supplemental Data
(unaudited)

	December 31, 2018	December 31, 2017

Actual shares outstanding at end of period (000)	108,711	109,753

Book value per actual share outstanding at end of period	$19.33	$16.76

	Twelve Months Ended December 31
	2018	2017

Net cash provided by operating activities (000)	$1,087,841	$855,153

Net capital expenditures (000)	$885,485	$510,515